Exhibit 99.1

Moody's and Standard & Poor's Upgrade Mylan to Investment Grade Credit Ratings

Mylan Announces $500 Million Share Repurchase Program
PITTSBURGH-Nov. 20, 2012-Mylan Inc. (Nasdaq: MYL) today reported that Moody's Investors Service (“Moody's”) has upgraded the company's credit ratings to Baa3 from Ba1 and that Standard & Poor's Ratings Services (“S&P”) has upgraded the company's credit ratings to BBB- from BB+.
Mylan also announced today that its Board of Directors has approved the repurchase of up to $500 million of the company's common stock in the open market or through other methods.
According to Moody's: “Mylan's Baa3 senior unsecured rating reflects its strong global position in generic pharmaceuticals, its robust growth outlook and the expectation that financial policies will be consistent with an investment-grade rating. Mylan has articulated a financial policy in which it does not expect leverage to exceed the covenant limits in its credit facility (currently 4.25 times) and in which deleveraging to 3.0 times would be accomplished within 18 months of acquisitions which resulted in a leverage increase. The rating also reflects Mylan's strong geographic diversification and its robust generic pipeline capabilities. Further, the rating is supported by favorable industry fundamentals based on the large number of branded pharmaceutical products facing patent expirations in the coming years as well as global demographic factors driving drug utilization.”
According to S&P: “With a large global footprint and a full generic drug pipeline, Mylan is also well positioned to capitalize on the opportunities in the global generic space over the next three years... A broad product portfolio lessens the risk that any one product setback could significantly affect operations... [W]e believe that the company has the capacity to make a richly valued $4 billion acquisition within the context of the current rating.”
Mylan's Chief Financial Officer John Sheehan commented, “We are pleased that Moody's and S&P have each continued to recognize Mylan's long-standing commitment to financial discipline and a strong capital structure. We also are pleased by their recognition of Mylan's strong operating performance and ability to generate significant free cash flows. All of these factors have allowed us to accelerate our deleveraging, meet and exceed our long-term leverage target of 3.0 to 1, and achieve our current 2.6 to 1 leverage ratio. The agencies' upgrades of Mylan to investment grade credit ratings will only further enhance Mylan's financial flexibility and capacity to execute on our growth strategy.”
Sheehan continued, “The further enhancements to our financial flexibility provide Mylan with substantial capacity and a tremendous range of options to continue to maximize shareholder value. Not only does Mylan have the capacity to accelerate our long-term growth targets by executing on appropriate, strategic external opportunities, we also have capacity for additional share repurchase programs such as the one announced today.”

The share repurchase program will be financed with cash on hand and availability under the company's revolving credit and receivables securitization facilities. The program will not require any waivers or other exemptions under the company's credit facility or under its bond indentures. The repurchase program does not obligate the company to acquire any particular amount of common stock and may be suspended without notice.
This press release includes statements that constitute "forward-looking statements," including with regard to, among other things, the company's future operations, growth, liquidity, financial flexibility and share repurchase program. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the company's business; and uncertainties and matters beyond the control of management. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings.  In addition, please refer to the cautionary statements and risk factors set forth in the company's Quarterly Report on Form 10-Q for the period ended September 30, 2012, and in its other filings with the SEC.  The forward-looking statements herein are qualified by those cautionary statements and risk factors.  The company undertakes no obligation to update statements herein for revisions or changes after the date hereof.
Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit, do what's right, not what's easy and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,100 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately one-third of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 150 countries and territories. Our workforce of more than 18,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com

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